Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162044 on Form S-3 and Nos. 333-161647 and 333-147190 on Form S-8 of our reports dated August 27, 2010, relating to the consolidated financial statements of Standex International Corporation and the effectiveness of Standex International Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Standex International Corporation for the year ended June 30, 2010.

/s/ Deloitte & Touche LLP

August 27, 2010

Boston, Massachusetts